February 10, 2012

Mr. Jeffrey Aaronson

8434 Tevere Valley Street

Las Vegas, NV 89131

Dear Jeff:

On behalf of Webxu, Inc. (the “Company”), this letter agreement (the “Agreement”) sets forth the new terms and conditions of your employment with the Company and modifies the terms of the Employment Agreement entered into as of November 15, 2010 between you and the Company (“Employment Agreement”).

1. Position. In addition to the duties set forth in your Employment Agreement, you may also be asked to serve as a member of the Board of Directors of the Company, subject to election by the shareholders of the Company.

2. Compensation and Benefits. Commencing January 1, 2012, your compensation will be adjusted as follows: your annual base salary will be Two Hundred Thousand Dollars ($200,000.00), payable in accordance with the Company’s normal payroll practices, less any payroll deductions and withholdings as are required by law. You will be eligible in 2012 for an annual bonus of fifty percent (50%) of your base salary, provided that the Company on a consolidated basis achieves a positive EBITDA (excluding any non-cash stock compensation as an expense) after inclusion of your projected bonus. Thereafter, the CEO shall be entitled to adjust the financial targets for any future bonuses. Annual adjustments in your compensation will also be in the discretion of the CEO. You will be eligible for three weeks vacation/paid time off, as well as (to the extent offered by the Company) health insurance, and other benefits on terms no less favorable than those offered to other senior executives of the Company.

3. Stock Option. Your current stock option agreements will continue in place.

4. Termination and Employment. Your employment by the Company will commence on the Employment Date and is expected to continue for a term of at least three years but is “at will” and may be terminated by the Company or by you at any time, for any reason or for no reason. Upon termination of your employment with the Company for any reason, you will receive payment for all unpaid salary and vacation accrued as of the date of your termination of employment, and your benefits will be continued under the Company’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law.

(a) Additionally, in the event your employment is terminated either by the Company for any reason other than “Cause” (as defined below) or by you within fifteen (15) days of an event constituting “Good Reason” (as defined below), and you sign a waiver and release of claims against the Company substantially in the form attached hereto as Exhibit B and related entities and individuals in a form to be provided by the Company and return any Company property you then hold, you will receive (less any withholdings or deductions required by law and following the expiration of any applicable revocation periods) continued payment of your base salary pursuant to the Company’s regular payroll practices for twelve (12) months following the termination of your employment.

(b) For purposes of this Agreement, “Cause” means your (i) failure to substantially perform, or negligence in the performance of, your duties after the CEO has provided you written notice of and sixty (60) days to cure such failure; (ii) commission of any act of fraud, gross misconduct or dishonesty which has an adverse impact on the Company; (iii) conviction of, or plea of guilty or “no contest” to, a felony or a crime involving moral turpitude; provided, however, that upon your indictment for a felony, regardless of when such indictment or felony occurs, the Company in its sole discretion may place you on a paid leave of absence during which you will not vest in any stock options, including the Option, or other Company equity awards; or (iv) material breach of any proprietary information and inventions agreement with the Company, including the Proprietary Material Agreement.

(c) For purposes of this Agreement, “Change in Control” means either of the following transactions to which the Company is a party: (a) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets to any person, entity or group of persons acting in concert other than in the ordinary course of business; or (b) any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any Person (as defined in Section 13(h)(8)(E) under the Securities Exchange Act of 1934) becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the aggregate voting power of all classes of equity of the Company.

(d) For purposes of this Agreement, “Good Reason” means any of the following events, taken following your provision of notice to the CEO that you intend to terminate your employment based on such event and the CEO’s failure to cure such event within thirty (30) days of receipt of such notice: (i) a change in your title of Chief Financial Officer of the Company or a material reduction in your duties or responsibilities that is inconsistent with your position; or (ii) a material reduction in your annual base salary (other than in connection with a general decrease in the salary of all similarly situated employees of the Company).

5. Intentionally Blank.

6. Employee Invention Assignment and Confidentiality Agreement. You have signed the Company’s standard form of proprietary material and confidentiality agreement, a copy of which is attached to this letter as Exhibit A. Nothing in this Agreement alters the terms and conditions of that proprietary material and confidentiality agreement. This letter shall be governed by the confidentiality agreement.

7. Arbitration.

(a) Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (i) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon the Executive or any third party; and (ii) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

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(b) The site of the arbitration proceeding shall be in Los Angeles County, California.

8. Miscellaneous.

(a) Intentionally Blank.

(b) Absence of Conflicts. You represent that your performance of your duties under this Agreement will not breach any other agreement as to which you are a party.

(c) Successors. This Agreement is binding on and may be enforced by the Company and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company's obligations under this Agreement.

(d) Notices. Notices under this agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to the Company in writing. Notices to the Company will be addressed to the Chairman of the Board at the Company's corporate headquarters.

(e) Waiver. No provision of this Agreement will be modified or waived except in writing signed by you and an officer of the Company duly authorized by its Board. No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.

(f) Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

(g) Entire Agreement. This Agreement, including the Proprietary Material Agreement and attached exhibits, if any, represents the entire agreement between the parties concerning the subject matter of your employment by the Company.

(h) Governing Law. This Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

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Except as expressly amended, supplemented or modified herein, the terms and conditions of your Employment Agreement are hereby ratified and confirmed.

Please sign and date this Agreement, and return it to me by February 13, 2012, if you wish to accept employment at the Company under the terms described above. If you accept our offer, this agreement will commence as of January 1, 2012, with this date being referred to herein as the “Employment Date.”

Best regards,

/s/ Matt Hill
Matt Hill, Chief Executive Officer

Accepted:

February __, 2012

/s/ Jeffrey Aaronson
Jeffrey Aaronson

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Exhibit A

Employee Invention Assignment and Confidentiality Agreement

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Exhibit B

Waiver and Release of Claims

You hereby release and waive any other claims you may have against Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively "Releases"), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act. By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

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